EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended October 31, 2017, the Huber Funds made the following permanent tax adjustments on the statements of assets and liabilities:

                                     Undistributed Net Investment   Accumulated Net Realized
                          Income/(Loss)                         Gain/(Loss)  Paid-in Capital
Equity Income Fund                         $(380)                                   $380     $        -
Small Cap Value Fund                      2,047                                    (525)      (1,522)
Diversified Large Cap Value Fund       (21)                                       21   -
Mid Cap Value Fund         (452)     452   -

The reclassifications have no effect on net assets or net asset value per share.

For the year ended October 31, 2017, the Edgar Lomax Value Fund made the following permanent tax adjustments on the statement of assets and liabilities:

     Undistributed Net Investment   Accumulated Net Realized
                       Income                                 Loss
Edgar Lomax Value Fund         $524                                $(524)

The reclassifications have no effect on net assets or net asset value per share.

For the period ended October 31, 2017, the First State Global Listed Infrastructure Fund
made the following permanent tax adjustments on the statement of assets and liabilities:

                                     Undistributed Net Investment   Accumulated Net Realized
                          Income/(Loss)                         Gain/(Loss)  Paid-in Capital
First State Global Listed
  Infrastructure Fund                       $22,753                               $(21,774)        $(979)

The reclassifications have no effect on net assets or net asset value per share.